Exhibit 10.1

NASH FINCH COMPANY

February 27, 2007
Mr. Alec Covington
2900 Thomas Avenue South
Unit 2208
Minneapolis MN 55416
Re: Amendment to Employment Agreement
Dear Alec:
By letter to you dated March 16, 2006, as supplemented and modified by subsequent letter (collectively the “March 16 Letter”), the Board of Directors of Nash-Finch Company summarized the terms on which you have been offered employment as President and CEO of the Company. This letter amends and clarifies the March 16 Letter in the following respects:
     1. TERMINATION OF PERFORMANCE UNITS: Pursuant to the March 16 Letter on your commencement of employment you were awarded one hundred thousand (100,000) performance units designated as Restricted Stock Units (“RSUs”) which were to vest in five (5) equal amounts on the first five anniversaries of your commencement of employment if certain performance criteria were met. You hereby voluntarily terminate and agree to cancel all rights to such performance RSUs, and after the date hereof the Company shall no longer be obligated to deliver any cash, shares of common stock or other property in connection with such performance RSUs and you shall no longer have any further rights with respect to such RSUs, including without limitation any right to a cash payment equal to forty-eight percent (48%) of the value of the performance RSUs upon settlement.
     2. NEW EQUITY AWARD: In replacement of the performance RSUs, the Company will, upon execution of this agreement, grant to you 152,500 RSUs which will vest 40% on May 1, 2008 and 20% on each of May 1, 2009, 2010 and 2011, subject to your continued employment with the Company. However, all such RSUs shall vest in full upon a Change in Control, or upon termination of your employment by reason of death, Disability, termination without Cause or your resignation for Good Reason. Shares of the Company’s Common Stock equal to the number of vested RSUs shall be payable upon the date that is six months and one day following your termination of employment.
     3. SERP: Pursuant to the authority vested in the Committee under the terms of the Nash-Finch Supplemental Executive Retirement Plan (“SERP”), you have a fully vested, non forfeitable interest in your SERP account as of February 27, 2007.

     4. CHANGE IN CONTROL AGREEMENT: You agree to enter into the form of change in control agreement attached hereto as Exhibit A, which such agreement shall supersede and replace the change in control agreement entered into in connection with your employment.
Capitalized terms used herein which are not defined herein shall have the meaning set forth in the March 16 Letter. Except as provided above, all the terms and conditions of the March 16 Letter remain in full force and effect. Please indicate your acceptance of these revised terms by signing and dating a copy of this letter where indicated below and returning it to me.

Very truly yours,
/s/ William Voss

William Voss Chairman of the Board

Agreed and Accepted
/s/ Alec Covington

Alec Covington
     Dated: February 27, 2007

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